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[Graphic Appears Here]


FOR:                                        FROM:
A.C. Moore Arts & Crafts, Inc.              Gregory FCA Communications, Inc.
Leslie Gordon                               For More Information Contact:
Chief Financial Officer                     Joe Crivelli
(856) 228-6700                              (610) 642-8253

FOR IMMEDIATE RELEASE
---------------------




              A.C. MOORE REPORTS SECOND QUARTER NET INCOME OF $0.02



Blackwood, NJ, July 21, 2004. A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) sales for the second quarter ended June 30, 2004, grew to $101.2 million, an increase of 8.0% over sales of $93.7 million for the second quarter of 2003. Same store sales decreased 1%. Net income for the second quarter was $0.4 million, compared with income of $1.05 million for the second quarter of 2003. Income per fully-diluted share was $0.02 versus income of $0.05 per fully-diluted share in the prior comparable period. The 2004 results include a cost of $0.03 per share as the result of the impact of our change in accounting for cooperative advertising pursuant to Emerging Issues Talk Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration received by a Vendor." Excluding that cost, our earnings would have been $0.05 per share.


Sales for the six months ended June 30, 2004, were $212.7 million, an increase of 14.6% over 2003 first half sales of $185.6 million. Same store sales grew by 4%. Net income for the first half of 2004 was $1.58 million or $0.08 per fully-diluted share versus a profit of $1.47 million or $0.07 per fully-diluted share in the prior comparable period. The results for 2004 include a cost of $0.08 as the result of the accounting change. Excluding that cost, our earnings would have been $0.16 per share.


Jack Parker, Chief Executive Officer, stated, "The second quarter was one of significant change and accomplishment as we re-merchandised several key departments. We are encouraged with the positive sales results we have generated since the start of the third quarter. Our inventories are in very good shape and we are confident of our sales and marketing plans for the balance of the year. We are maintaining our earnings forecast for the year in the range of $0.94 to $0.97 per fully diluted share. We also continue to be pleased with the progress we are making in the new distribution center. The facility is open, we are stocking and shipping merchandise and we are on schedule to be fully operational by the end of August."


Mr. Parker also commented, "As our Company grows, we are constantly improving the infrastructure to support our stores. Therefore, I am pleased to announce the promotion of Jason Cesare to Senior Vice President, Finance. Jason joined us in 1997 and was most recently Vice President, Controller. He will continue to report to Les Gordon our CFO."


A.C. Moore will host a conference call today, Wednesday, July 21 at 5:00 p.m. Eastern Daylight Time to discuss these financial results in detail. To participate, please call 1-973-317-5319 for domestic and international callers. If you are unable to access the Conference Call at 5:00 p.m.,


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please call 1-800-428-6051 and enter pin number 365059 to access the taped digital replay. Callers from outside North America please call 1-973-709-2089 and enter the same reservation number. The replay will be available at approximately 7:00 p.m. on July 21st and will remain available until Wednesday, July 28th at 11:59 p.m. Eastern Daylight Time.


A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until July 21, 2005.


The Company plans to release its third quarter 2004 sales results on Thursday, October 7, 2004. The Company also plans to release its third quarter 2004 earnings on Wednesday, October 20, 2004, and will host a conference call at 5:00 PM EDT on that date to discuss the results.


A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 84 stores on the eastern United States. For more information about the Company, visit our website at www.acmoore.com.



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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.


                                Tables to Follow

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                         A.C. MOORE ARTS & CRAFTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                  (dollars in thousands, except per share data)
                                   (unaudited)


                                                   Three months ended               Six months ended
                                                        June 30,                         June 30,
                                               ----------------------------    ----------------------------
                                                    2004            2003            2004           2003
                                               ------------    ------------    ------------    ------------
Net sales                                      $    101,194    $     93,686    $    212,663    $    185,638
Cost of sales                                        61,852          58,893         131,391         117,310
                                               ------------    ------------    ------------    ------------
Gross Margin                                         39,342          34,793          81,272          68,328
Selling, general and administrative expenses         38,603          32,838          78,129          65,424
Pre-opening expenses                                    253             372             819             750
                                               ------------    ------------    ------------    ------------
Income from operations                                  486           1,583           2,324           2,154
   Net interest (income)                               (123)           (118)           (243)           (227)
                                               ------------    ------------    ------------    ------------
Income before income taxes                              609           1,701           2,567           2,381
   Income tax expense                                   234             650             988             910
                                               ------------    ------------    ------------    ------------
Net income                                     $        375    $      1,051    $      1,579    $      1,471
                                               ============    ============    ============    ============
Basic net income per share                     $       0.02    $       0.06    $       0.08    $       0.08
                                               ============    ============    ============    ============
Diluted net income per share                   $       0.02    $       0.05    $       0.08    $       0.07
                                               ============    ============    ============    ============
Weighted average shares outstanding              19,438,837      19,033,158      19,407,541      18,939,205
                                               ============    ============    ============    ============
Weighted average shares outstanding
   plus impact of stock options                  20,108,417      19,762,411      20,044,554      19,620,269
                                               ============    ============    ============    ============




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                         A.C. MOORE ARTS & CRAFTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)
                                   (unaudited)


                                                              June 30,
                                                     -------------------------
                                                       2004             2003
                                                     --------         --------
     ASSETS
Current assets:
   Cash and marketable securities                    $ 47,409         $ 36,503
   Inventories                                        123,416          108,883
   Prepaid expenses and other current assets            5,592            4,589
                                                     --------         --------
                                                      176,417          149,975
Marketable securities                                    --             14,189
Property and equipment, net                            72,746           30,459
Other assets                                            1,768            1,821
                                                     --------         --------
                                                     $250,931         $196,444
                                                     ========         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $  1,930         $  1,161
   Trade accounts payable                              27,537           26,966
   Other current liabilities                           13,120            9,914
                                                     --------         --------
                                                       42,587           38,041
                                                     --------         --------
Long-term liabilities:
   Long-term debt                                      28,070             --
   Deferred tax liability                               5,367            5,850
   Other long-term liabilities                          5,241            4,292
                                                     --------         --------
                                                       38,678           10,142
                                                     --------         --------
                                                       81,265           48,183
                                                     --------         --------
Shareholders' Equity                                  169,666          148,261
                                                     --------         --------
                                                     $250,931         $196,444
                                                     ========         ========

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